Exhibit 8.1

 List of Subsidiaries

Globant S.A.	Spain	100% Globant S.A. (Luxembourg) TR STYLE="vertical-align: bottom; background-color: White">
Software Product Creation S.L.	Spain	100% Globant S.A.
4.0 S.R.L.	Argentina	99.99% Globant S.A.
00.01% Software Product Creation SL
Sistemas Globales Buenos Aires S.R.L.	Argentina	99.99% Globant S.A.
00.01% Software Product Creation SL
Sistemas Colombia S.A.S.	Colombia	99.99% Globant S.A.
00.01% Software Product Creation SL
Globant LLC	USA	100% Globant S.A.
Sistemas Globales Uruguay S.A.	Uruguay	100% Globant S.A.
Sistemas UK Ltda.	England & Wales	100% Globant S.A.
Sistemas Globales Chile Asesorías Ltda.	Chile	95.00% Globant S.A.
05.00% Software Product Creation S.L.
Global Systems Outsourcing S.R.L. de C.V.	Mexico	99.99% Globant S.A.
00.01% 4.0 SRL
Globant Brasil Participacoes Ltda.	Brazil	99.99% Globant S.A.
00.01% Software Product Creation SL
IAFH Global S.A.	Argentina	90.29% Globant S.A.
09.23% Sistemas Globales Buenos Aires S.R.L.
00.49% 4.0 SRL
Sistemas Globales S.A.	Argentina	69.37% Sistemas Globales Buenos Aires S.R.L.
04.08% 4.0 SRL
Terraforum Consultoria Ltda.	Brazil	99.99% Globant Brasil Participacoes Ltda.
00.01% Software Product Creation SL
Huddle Investment LLP	England & Wales	93.125% Globant S.A. (Luxembourg)
06.875% Globant S.A.
Huddle Group S.A.	Argentina	98.60% Huddle Investment LLP
01.40% Huddle Group S.A. (Chile)
Huddle Group S.A.	Chile	99.90% Huddle Investment LLP
00.10% Sistemas Globales Chile Asesorías Ltda.
Huddle Group Corp.	USA	100.00% Huddle Investment LLP
Globant Peru S.A.C.	Peru	100% Globant S.A.
Globers S.A.	Argentina	95.00% Sistemas Globales Buenos Aires S.R.L.
05.00% 4.0 SRL